© Key Technology Advancing Together January 25, 2018 Exhibit 99.2

DURAVANT 2018 THE DURAVANT FAMILY OF OPERATING COMPANIES

DURAVANT 2018 3 Duravant Leading global automation equipment company with a premium portfolio of products, services and integrated solutions that optimize safety, productivity, efficiency and connectivity for the world’s producers and movers of high demand goods. • Broad sales distribution network and manufacturing, integration & aftermarket support capabilities • Market leading brands and large installed bases Key industries include agriculture, food and beverage, consumer and industrial goods, e-commerce and logistics

DURAVANT 2018 4 Segments & Brands FOOD PROCESSING PACKAGING EQUIPMENT MATERIAL HANDLING Incoming Raw Materials Production Packaging Distribution

DURAVANT 2018 5 Providing Global Solutions Duravant serves blue-chip multi-national customers in over 190 countries FOOD PROCESSING PACKAGING EQUIPMENT MATERIAL HANDLING

DURAVANT 2018 6 Duravant’s Global Presence Our products work hard. Our people work harder. ~1200 employees and growing US Manufacturing & Sales • Arkansas • Georgia • Illinois • Massachusetts • Minnesota International Manufacturing & Sales • Belgium • Spain • United Kingdom International Sales Offices • France • Germany • India • Singapore • Thailand • The Netherlands 23 Global Manufacturing & Sales Facilities Corporate Headquarters Chicago, IL USA • Missouri • New York • North Carolina • Oklahoma • Virginia

DURAVANT 2018 7 We are a diverse mix of companies tied by a common thread and shared values. A consistent pursuit of operational excellence Shared best practices Common ownership History of solid financial performance and growth An intense focus on growth with a common set of customers Engineering and integration expertise Integrity Teamwork Respect Winning Spirit Sense of Urgency Duravant

DURAVANT 2018 8 8 Products that work hard. People that work harder.